Exhibit 99.1

Baker Hughes Company Announces Fourth Quarter and Total Year 2020 Results
•Orders of $5.2 billion for the quarter, up 2% sequentially and down 25% year-over-year
•Revenue of $5.5 billion for the quarter, up 9% sequentially and down 13% year-over-year
•GAAP operating income of $182 million for the quarter, up $231 million sequentially and down 45% year-over-year
•Adjusted operating income (a non-GAAP measure) of $462 million for the quarter, up 98% sequentially and down 15% year-over-year
•GAAP diluted earnings per share of $0.91 for the quarter which included $(0.98) per share of adjusting items. Adjusted diluted earnings per share (a non-GAAP measure) were $(0.07).
•Cash flows generated from operating activities were $378 million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $250 million.
The Company presents its financial results in accordance with GAAP. However, management believes that using additional non-GAAP measures will enhance the evaluation of the profitability of the Company and its ongoing operations. Please see Tables 1a, 1b and 1c in the section entitled "Charges & Credits" for a reconciliation of GAAP to non-GAAP financial measures. Certain columns and rows in our tables and financial statements may not sum up due to the use of rounded numbers.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2020 Results
LONDON & HOUSTON (January 21, 2021) – Baker Hughes Company (NYSE: BKR) ("Baker Hughes" or the "Company") announced results today for the fourth quarter and total year 2020.

	Three Months Ended			Variance
(in millions except per share amounts)	December 31, 2020	September 30, 2020	December 31, 2019	Sequential	Year-over-year
Orders	$5,188	$5,106	$6,944	2%	(25)%
Revenue	5,495	5,049	6,347	9%	(13)%
Operating income (loss)	182	(49)	331	F	(45)%
Adjusted operating income (non-GAAP)	462	234	546	98%	(15)%
Net income (loss) attributable to Baker Hughes	653	(170)	48	F	F
Adjusted net income (non-GAAP) attributable to Baker Hughes	(50)	27	179	U	U
Diluted EPS attributable to Class A shareholders	0.91	(0.25)	0.07	F	F
Adjusted diluted EPS (non-GAAP) attributable to Class A shareholders	(0.07)	0.04	0.27	U	U
Cash flow from operating activities	378	219	1,357	73%	(72)%
Free cash flow (non-GAAP)	250	52	1,053	F	(76)%
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.

“We are pleased with our fourth quarter and full year results while navigating the impacts of the global pandemic and industry downturn. Despite an incredibly challenging year for the industry in 2020, we generated over $500 million in free cash flow, booked $6.4 billion in TPS orders, and executed on our substantial cost-out and restructuring program. We also took several important steps to accelerate our strategy and invest in energy transition technologies, helping to position the company for the future. I cannot thank our employees enough for their hard work and dedication to achieve our goals and move the company forward,” said Lorenzo Simonelli, Baker Hughes chairman and chief executive officer.

“As we look ahead to 2021, we are cautiously optimistic that the global economy and oil demand will begin to recover from the impact of the global pandemic. We believe this macro environment likely translates into a tepid investment environment for oil and gas during the first half of 2021. However, we expect spending and activity levels to gain momentum through the year as the macro environment improves, likely setting up the industry for stronger growth in 2022.

“Baker Hughes is well placed to navigate the current market environment and positioned to lead the energy transition. We remain focused on executing for customers, being disciplined on cost, and delivering for our shareholders,” concluded Simonelli.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2020 Results
Quarter Highlights

Supporting our Customers
The OFS segment was awarded several large contracts for drilling and completions in the fourth quarter. Equinor awarded Baker Hughes a significant portion of the drilling and well completions contracts for Phase 1 of the Bacalhau field in offshore Brazil. OFS will provide an integrated well services package for Equinor across multiple product lines, including drilling services, drill bits, drilling and completion fluids, cementing, stimulation, fishing services, and completion equipment.

OFS also secured artificial lift contracts in multiple regions, continuing to demonstrate OFS’ differentiated portfolio in electrical submersible pumping systems (ESPs) and digital monitoring solutions. Commercial agreements for artificial lift equipment and services included a seven-year contract with a customer in the Middle East, a six-year contract with a customer in Italy, and a four-year contract with a customer in the Russia Caspian region.

The OFE segment secured a major equipment order with Eni for the Agogo offshore oilfield in Angola. Consistent with Baker Hughes' Subsea Connect strategy, the order includes multiple subsea trees, wellheads, manifolds, flexible jumpers, distribution units, and controls systems for subsea and the topside.

The TPS segment was awarded a major contract by South Gas Company (SGC) in Iraq for the design, manufacturing, delivery, construction and commissioning of an integrated facility for the processing and production of natural gas. The facility is expected to have a capacity of 200 million standard cubic feet of natural gas per day and utilize previously flared natural gas from the Nassiriya and Gharraf oil fields, reducing emissions by an estimated 6+ million tons of CO2 annually. Baker Hughes will act as an overall solution provider for SGC, overseeing construction and startup of the facility as well as supplying compression equipment, digital monitoring systems and multiple services.

TPS was also awarded several LNG contracts in the fourth quarter, booking an order with longtime partner Qatar Petroleum for power generation equipment for the North Field East LNG project following the third quarter order for the main refrigerant compressors.

The Digital Solutions segment secured a major contract with Petrobras as a follow up to a third quarter award for a three-year frame agreement. The fourth quarter contract will provide a suite of digital solutions and services to optimize productivity, reduce operational and safety risks, and lower carbon emissions across Petrobras sites in Brazil. Petrobras will accelerate its digital transformation, adopting the latest Bently Nevada condition monitoring and protection platform as well as remote monitoring and diagnostics capability. The contract also includes Nexus Controls systems and cybersecurity solutions, flare monitoring and calibration technologies, and Flare.IQ advanced flare gas monitoring and optimization system.

Executing on Priorities

The OFS Chemicals product line secured multiple upstream and downstream chemicals contracts, including a multi-year contract to provide hydrocarbon and water treatment services at one of the largest U.S. refineries. In Asia, Chemicals secured multiple contracts in Thailand, China, Australia, and Malaysia, providing additional regional volume as OFS plans to open its first chemicals manufacturing facility in the region in 2022.

TPS secured several upgrade orders for the supply of high efficiency compression equipment to help extend the field life of projects in the North Sea, Sub-Saharan Africa and in North West Kazakhstan for the Karachaganak Expansion Project-1A operated by Karachaganak Petroleum Operating B.V. Baker Hughes high pressure-reinjection compressors will be used within the 5th Injection Compressor facility, thus helping to extend the duration of the liquid production plateau.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2020 Results
TPS continued executing on LNG projects in the quarter, with multiple equipment modules shipped from Italy to the U.S. for the Calcasieu Pass LNG project with Venture Global LNG. TPS also completed all three LM9000 string tests for power generation and mechanical drive for the Arctic LNG 2 project led by NOVATEK PAO and shipped compression equipment as well as electrical generator and gas turbine packages for the first of three gravity-based structures.

DS secured several North American contracts to enhance operations, improve productivity and drive digital transformation across the energy sector. The Bently Nevada product line secured a contract with a major hydroelectric operator in the U.S. to provide its Orbit 60 system, System 1 software and a five-year services agreement for industrial asset management across multiple dams. Bently Nevada will also provide its System 1 software to American Electric Power (AEP) for several plants in its generation fleet, allowing AEP to monitor live data from and diagnose issues as needed.

DS also continued to expand in industrial end markets. The Waygate Technologies (WT) business secured a significant order with a global leading Asian automaker for its latest Phoenix Speedscan HD system, providing automated inline computed tomography to inspect aluminum cylinder heads for automotive engines. In the aerospace market, WT developed an ‘intelligent borescope’ solution with Rolls-Royce, significantly reducing the time to inspect a jet engine and offering integration between the borescope, app, and turning tool that has not been available to the segment before. The Druck product line also secured multiple military aerospace contracts in Europe, Asia, and North America for aircraft sensors and instrumentation.

Leading with Innovation

Baker Hughes continued to develop technologies to advance the energy transition, improve efficiencies, and reduce emissions for customers. The Company acquired Compact Carbon Capture (3C), a pioneering technology development company specializing in carbon capture solutions. The acquisition underpins Baker Hughes’ strategic commitment to lead in the energy transition and provide differentiated decarbonization solutions for carbon-intensive industries.

Baker Hughes also announced a joint service offering with Wurth Industry North America (WINA) to expand additive manufacturing solutions for Wurth’s 80,000+ global customers. Together, WINA and Baker Hughes will provide advanced design, digital inventory, and customized 3D printing services in a range of industrial applications. Through 3D printing at scale, customers are capable of supply chain logistics-related emissions by moving production closer to the point of consumption.

OFE launched engageSubsea remote, an extension of its engageSubsea platform. EngageSubsea provides a single platform for equipment inspection, operational management and technical support, driving operational excellence and increasing capital productivity for offshore oil and gas operations. The latest remote capabilities further allow operators to cut costs, reduce downtime, improve efficiency, and minimize safety and travel risks. EngageSubsea remote is already a proven technology with live deployments with customers in the Norwegian Continental Shelf and at Baker Hughes services facilities.

DS launched the world’s fastest pressure controller from Druck, known as PACE CM3, as well as Druck’s next generation of pressure sensors, the ADROIT6000. Druck’s technological leadership in pressure sensor solutions continues to deliver exceptional performance and class-leading reliability and stability for customers across multiple industrial markets.

The BakerHughesC3.ai joint venture alliance (BHC3) continued to see interest in AI-based software. In the fourth quarter, a Malaysian-based company adopted BCH3’s technology to detect failure and improve maintenance decisions on gas compressors and control valves. In addition, a Latin American customer adopted BHC3 Reliability to further improve the early warning systems and scheduled maintenance of ESPs.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2020 Results
Consolidated Results by Reporting Segment
Consolidated Orders by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment orders	December 31, 2020	September 30, 2020	December 31, 2019	Sequential	Year-over-year
Oilfield Services	$2,266	$2,296	$3,284	(1)%	(31)%
Oilfield Equipment	561	432	1,104	30%	(49)%
Turbomachinery & Process Solutions	1,832	1,885	1,910	(3)%	(4)%
Digital Solutions	528	493	645	7%	(18)%
Total	$5,188	$5,106	$6,944	2%	(25)%
Orders for the quarter were $5,188 million, up 2% sequentially and down 25% year-over-year. The sequential increase was a result of higher order intake in Oilfield Equipment, and Digital Solutions, partially offset by lower orders in Oilfield Services, and Turbomachinery & Process Solutions. Equipment orders were down 10% sequentially and service orders were up 13%.
Year-over-year, the decline in orders was a result of lower order intake across all segments. Year-over-year equipment orders were down 30% and service orders were down 21%.
The Company's total book-to-bill ratio in the quarter was 0.9; the equipment book-to-bill ratio in the quarter was 0.9.
Remaining Performance Obligations (RPO) in the fourth quarter ended at $23.4 billion, an increase of $0.4 billion from the third quarter of 2020. Equipment RPO was $8.0 billion, down 3% sequentially. Services RPO was $15.4 billion, up 5% sequentially.
Consolidated Revenue by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment revenue	December 31, 2020	September 30, 2020	December 31, 2019	Sequential	Year-over-year
Oilfield Services	$2,282	$2,308	$3,292	(1)%	(31)%
Oilfield Equipment	712	726	765	(2)%	(7)%
Turbomachinery & Process Solutions	1,946	1,513	1,632	29%	19%
Digital Solutions	556	503	659	10%	(16)%
Total	$5,495	$5,049	$6,347	9%	(13)%
Revenue for the quarter was $5,495 million, an increase of 9%, sequentially. The increase was driven by Turbomachinery & Process Solutions and Digital Solutions, partially offset by Oilfield Services and Oilfield Equipment.
Compared to the same quarter last year, revenue was down 13%, driven by lower volume across the Oilfield Services, Oilfield Equipment, and Digital Solutions segments, partially offset by Turbomachinery & Process Solutions.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2020 Results
Consolidated Operating Income by Reporting Segment

(in millions)	Three Months Ended			Variance
Segment operating income	December 31, 2020	September 30, 2020	December 31, 2019	Sequential	Year-over-year
Oilfield Services	$142	$93	$235	53%	(40)%
Oilfield Equipment	23	19	16	22%	47%
Turbomachinery & Process Solutions	332	191	305	74%	9%
Digital Solutions	76	46	109	66%	(30)%
Total segment operating income	573	349	665	64%	(14)%
Corporate	(111)	(115)	(118)	3%	6%
Inventory impairment	(27)	(42)	—	34%	U
Restructuring, impairment & other	(229)	(209)	(159)	(10)%	(44)%
Separation related	(24)	(32)	(57)	24%	57%
Operating income (loss)	182	(49)	331	F	(45)%
Adjusted operating income*	$462	$234	$546	98%	(15)%
*Non-GAAP measure.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
On a GAAP basis, operating income for the fourth quarter of 2020 was $182 million. Operating income increased $230 million sequentially and decreased $149 million year-over-year. Total segment operating income was $573 million for the fourth quarter of 2020, up 64% sequentially and down 14% year-over-year.
Adjusted operating income (a non-GAAP measure) for the fourth quarter of 2020 was $462 million, which excludes adjustments totaling $281 million before tax, mainly related to restructuring and separation related charges. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section entitled “Charges and Credits.” Adjusted operating income for the fourth quarter was up 98% sequentially, driven by margin expansion across all segments. Adjusted operating income was down 15% year-over-year driven by lower margins in the Oilfield Services, and Digital Solutions segments, partially offset by higher margins in Turbomachinery & Process Solutions, and Oilfield Equipment.
Depreciation and amortization for the fourth quarter of 2020 was $307 million.
Corporate costs were $111 million in the fourth quarter of 2020, down 3% sequentially and down 6% year-over-year.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2020 Results
Other Financial Items

Income tax expense in the fourth quarter of 2020 was $568 million.

GAAP diluted earnings per share was $0.91. Adjusted diluted loss per share was $(0.07). Excluded from adjusted diluted earnings per share were all items listed in Table 1a in the section entitled "Charges and Credits" as well as the "other adjustments (non-operating)" found in Table 1b.
Cash flows generated from operating activities were $378 million for the fourth quarter of 2020. Free cash flow (a non-GAAP measure) for the quarter was $250 million. A reconciliation from GAAP has been provided in Table 1c in the section entitled "Charges and Credits."
Capital expenditures, net of proceeds from disposal of assets, were $127 million for the fourth quarter of 2020.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2020 Results
Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services

(in millions)	Three Months Ended			Variance
Oilfield Services	December 31, 2020	September 30, 2020	December 31, 2019	Sequential	Year-over-year
Revenue	$2,282	$2,308	$3,292	(1)%	(31)%
Operating income	$142	$93	$235	53%	(40)%
Operating income margin	6.2%	4.0%	7.1%	2.2pts	-0.9pts
Oilfield Services (OFS) revenue of $2,282 million for the fourth quarter decreased by $26 million, or 1%, sequentially.
North America revenue was $621 million, up 11% sequentially. International revenue was $1,661 million, a decrease of 5% sequentially, driven by Asia Pacific, the Middle East, and Europe. From a product line perspective, the sequential decline of (1)% in OFS was driven primarily by Wireline and Completions, partially offset by Artificial Lift.
Segment operating income before tax for the quarter was $142 million. Operating income for the fourth quarter of 2020 was up $49 million, or 53%, sequentially, primarily driven by cost productivity.
Oilfield Equipment

(in millions)	Three Months Ended			Variance
Oilfield Equipment	December 31, 2020	September 30, 2020	December 31, 2019	Sequential	Year-over-year
Orders	$561	$432	$1,104	30%	(49)%
Revenue	$712	$726	$765	(2)%	(7)%
Operating income	$23	$19	$16	22%	47%
Operating income margin	3.2%	2.6%	2.1%	0.6pts	1.2pts
Oilfield Equipment (OFE) orders were down $544 million, or 49%, year-over-year, driven primarily by lower equipment order intake across all business segments. Equipment orders were down 54% year-over-year and services orders were down 33% year-over-year.
OFE revenue of $712 million for the quarter decreased $53 million, or 7%, year-over-year. The decrease was driven by lower volume in the Services business, and from the sale of the Surface Pressure Control flow business in the quarter. These decreases were partially offset by higher volume in the Subsea Production Systems, and Flexible Pipe businesses.
Segment operating income before tax for the quarter was $23 million, up $7 million year-over-year. The increase was driven primarily by cost productivity.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2020 Results
Turbomachinery & Process Solutions

(in millions)	Three Months Ended			Variance
Turbomachinery & Process Solutions	December 31, 2020	September 30, 2020	December 31, 2019	Sequential	Year-over-year
Orders	$1,832	$1,885	$1,910	(3)%	(4)%
Revenue	$1,946	$1,513	$1,632	29%	19%
Operating income	$332	$191	$305	74%	9%
Operating income margin	17.1%	12.6%	18.7%	4.5pts	-1.6pts
Turbomachinery & Process Solutions (TPS) orders were down 4% year-over-year. Equipment orders were down 10% year-over-year and service orders were up 2% year-over-year.
TPS revenue of $1,946 million for the quarter increased $314 million, or 19%, year-over-year. The increase was driven by higher equipment and projects revenue, partially offset by lower services volume. Equipment revenue in the quarter represented 54% of total segment revenue, and Service revenue represented 46% of total segment revenue.
Segment operating income before tax for the quarter was $332 million, up $27 million, or 9%, year-over-year. The increase was driven primarily by volume and productivity, partially offset by a higher mix of equipment revenue.
Digital Solutions

(in millions)	Three Months Ended			Variance
Digital Solutions	December 31, 2020	September 30, 2020	December 31, 2019	Sequential	Year-over-year
Orders	$528	$493	$645	7%	(18)%
Revenue	$556	$503	$659	10%	(16)%
Operating income	$76	$46	$109	66%	(30)%
Operating income margin	13.8%	9.2%	16.6%	4.6pts	-2.8pts
Digital Solutions (DS) orders were down 18% year-over-year, driven primarily by lower order intake in the Waygate Technologies, Bently Nevada and Process & Pipeline Services businesses, partially offset by higher volume in Reuter Stokes.
DS revenue of $556 million for the quarter decreased 16% year-over-year, driven by lower volume across all product lines.
Segment operating income before tax for the quarter was $76 million, down 30% year-over-year. The decrease year-over-year was primarily driven by lower volume.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2020 Results
2020 Total Year Results

	Twelve Months Ended
Orders	December 31, 2020	December 31, 2019	Variance Year-over-year
Oilfield Services	$10,119	$12,902	(22)%
Oilfield Equipment	2,184	3,517	(38)%
Turbomachinery and Process Solutions	6,424	7,947	(19)%
Digital Solutions	1,986	2,607	(24)%
Total Orders	$20,714	$26,973	(23)%

Revenue
Oilfield Services	$10,140	$12,889	(21)%
Oilfield Equipment	2,844	2,921	(3)%
Turbomachinery and Process Solutions	5,705	5,536	3%
Digital Solutions	2,015	2,492	(19)%
Total Revenue	$20,705	$23,838	(13)%

Segment operating income
Oilfield Services	$487	$917	(47)%
Oilfield Equipment	19	55	(65)%
Turbomachinery and Process Solutions	805	719	12%
Digital Solutions	193	343	(44)%
Total segment operating income	1,504	2,035	(26)%
Corporate	(464)	(433)	(7)%
Inventory impairment	(246)	—	U
Goodwill impairment	(14,773)	—	U
Restructuring, impairment & other	(1,866)	(342)	U
Separation related	(134)	(184)	27%
Operating income	(15,978)	1,074	U
Adjusted operating income(a)	$1,040	$1,602	(35)%
(a) Adjusted operating income, a non-GAAP measure, excludes inventory impairment, goodwill impairment, restructuring, impairment & other charges, and separation related costs from GAAP operating income.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2020 Results
Charges & Credits
Table 1a. Reconciliation of GAAP and Adjusted Operating Income/(Loss)

	Three Months Ended
(in millions)	December 31, 2020	September 30, 2020	December 31, 2019
Operating income (loss) (GAAP)	$182	$(49)	$331
Separation related	24	32	57
Restructuring, impairment & other	229	209	159
Inventory impairment	27	42	—
Total operating income adjustments	281	283	216
Adjusted operating income (non-GAAP)	$462	$234	$546

Table 1a reconciles operating income (loss), which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted operating income (loss) (a non-GAAP financial measure). Adjusted operating income excludes the impact of certain identified items.
Table 1b. Reconciliation of GAAP and Non-GAAP Net Income

	Three Months Ended
(in millions, except per share amounts)	December 31, 2020	September 30, 2020	December 31, 2019
Net income (loss) attributable to Baker Hughes (GAAP)	$653	$(170)	$48
Total operating income adjustments (identified items)	281	283	216
Other adjustments (non-operating) (1)	(1,412)	90	—
Tax effect on total adjustments and other tax items (2)	114	(54)	(9)
Total adjustments, net of income tax	(1,017)	319	207
Less: adjustments attributable to noncontrolling interests	(314)	122	76
Adjustments attributable to Baker Hughes	(703)	197	131
Adjusted net income (loss) attributable to Baker Hughes (non-GAAP)	$(50)	$27	$179

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	713	678	653
Adjusted diluted earnings (loss) per Class A share (non-GAAP)	$(0.07)	$0.04	$0.27
(1)4Q'20 primarily related to the unrealized gain on our investment in C3.ai. 3Q'20 primarily related to the loss on the write-down of assets held for sale and a tax benefit related to the CARES Act.
(2) 4Q'20 includes tax expense related to a business disposition.
Table 1b reconciles net income attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to Baker Hughes (a non-GAAP financial measure). Adjusted net income attributable to Baker Hughes excludes the impact of certain identified items.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2020 Results

Table 1c. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
(in millions)	2020	2020	2019	2020	2019
Cash flow from operating activities (GAAP)	$378	$219	$1,357	$1,304	$2,126
Add: cash used in capital expenditures, net of proceeds from disposal of assets	(127)	(167)	(304)	(787)	(976)
Free cash flow (non-GAAP)	$250	$52	$1,053	$518	$1,150
Table 1c reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow (a non-GAAP financial measure). Free cash flow is defined as net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets.
Management provides non-GAAP financial measures in Tables 1a, 1b, and 1c because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and liquidity, and that these measures may be used by investors to make informed investment decisions.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2020 Results
Financial Tables (GAAP)
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended
(In millions, except per share amounts)	December 31, 2020	September 30, 2020	December 31, 2019
Revenue	$5,495	$5,049	$6,347
Costs and expenses:
Cost of revenue	4,486	4,292	5,052
Selling, general and administrative	574	565	748
Restructuring, impairment and other	229	209	159
Separation related	24	32	57
Total costs and expenses	5,313	5,098	6,016
Operating income (loss)	182	(49)	331
Other non-operating income (loss), net	1,407	(149)	39
Interest expense, net	(69)	(66)	(63)
Income (loss) before income taxes	1,520	(264)	307
Provision for income taxes	(568)	(6)	(212)
Net income (loss)	952	(270)	95
Less: Net income (loss) attributable to noncontrolling interests	299	(100)	47
Net income (loss) attributable to Baker Hughes Company	$653	$(170)	$48

Per share amounts:
Basic income (loss) per Class A common share	$0.92	$(0.25)	$0.07
Diluted income (loss) per Class A common share	$0.91	$(0.25)	$0.07

Weighted average shares:
Class A basic	713	676	650
Class A diluted	717	676	653

Cash dividend per Class A common share	$0.18	$0.18	$0.18

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2020 Results

Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Year Ended December 31,
(In millions, except per share amounts)	2020	2019	2018
Revenue	$20,705	$23,838	$22,877
Costs and expenses:
Cost of revenue	17,506	19,406	18,891
Selling, general and administrative	2,404	2,832	2,699
Goodwill impairment	14,773	—	—
Restructuring, impairment and other	1,866	342	433
Separation and merger related	134	184	153
Total costs and expenses	36,683	22,764	22,176
Operating income (loss)	(15,978)	1,074	701
Other non-operating income (loss), net	1,040	(84)	202
Interest expense, net	(264)	(237)	(223)
Income (loss) before income taxes and equity in loss of affiliate	(15,202)	753	680
Equity in loss of affiliate	—	—	(139)
Provision for income taxes	(559)	(482)	(258)
Net income (loss)	(15,761)	271	283
Less: Net income (loss) attributable to noncontrolling interests	(5,821)	143	88
Net income (loss) attributable to Baker Hughes Company	$(9,940)	$128	$195

Per share amounts:
Basic income (loss) per Class A common share	$(14.73)	$0.23	$0.46
Diluted income (loss) per Class A common share	$(14.73)	$0.23	$0.45

Weighted average shares:
Class A basic	675	555	427
Class A diluted	675	557	429

Cash dividend per Class A common share	$0.72	$0.72	$0.72

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2020 Results
Condensed Consolidated Statements of Financial Position
(Unaudited)

	December 31,
(In millions)	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents (1)	$4,132	$3,249
Current receivables, net	5,622	6,416
Inventories, net	4,421	4,608
All other current assets	2,280	949
Total current assets	16,455	15,222
Property, plant and equipment, less accumulated depreciation	5,358	6,240
Goodwill	5,977	20,690
Other intangible assets, net	4,397	5,381
Contract and other deferred assets	2,001	1,881
All other assets	3,842	3,955
Total assets (1)	$38,030	$53,369
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$3,532	$4,268
Short-term debt and current portion of long-term debt (1)	889	321
Progress collections and deferred income	3,454	2,870
All other current liabilities	2,352	2,555
Total current liabilities	10,227	10,014
Long-term debt	6,744	6,301
Liabilities for pensions and other employee benefits	1,217	1,079
All other liabilities	1,600	1,476
Equity	18,242	34,499
Total liabilities and equity	$38,030	$53,369

(1)Total assets include $45 million and $273 million of assets held on behalf of GE, of which $44 million and $162 million is cash and cash equivalents and $1 million and $111 million is investment securities at December 31, 2020 and December 31, 2019, respectively, and a corresponding amount of liability is reported in short-term borrowings.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2020 Results
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended December 31,	Twelve Months Ended December 31,
(In millions)	2020	2020	2019
Cash flows from operating activities:
Net income	$951	$(15,761)	$271
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	307	1,317	1,418
Goodwill impairment	—	14,773	—
Other asset impairments	199	1,436	107
Loss on business dispositions	7	353	138
Unrealized gain on equity security	(1,417)	(1,417)	—
Benefit for deferred income taxes	425	160	51
Working capital	(39)	216	553
Other operating items, net	(56)	227	(412)
Net cash flows from operating activities	378	1,304	2,126
Cash flows from investing activities:
Expenditures for capital assets, net of proceeds from disposal of assets	(127)	(787)	(976)
Other investing items, net	60	169	(69)
Net cash flows used in investing activities	(67)	(618)	(1,045)
Cash flows from financing activities:
Net repayment of debt and other borrowings	(76)	(246)	(1,112)
Proceeds from issuance of commercial paper	—	737	—
Proceeds from issuance of long-term debt	—	500	525
Dividends paid	(129)	(488)	(395)
Distributions to GE	(57)	(256)	(350)
Repurchase of common units from GE by BHH LLC	—	—	(250)
Other financing items, net	(7)	(22)	48
Net cash flows from (used in) financing activities	(269)	225	(1,534)
Effect of currency exchange rate changes on cash and cash equivalents	30	(28)	(21)
Increase (decrease) in cash and cash equivalents	71	883	(474)
Cash and cash equivalents, beginning of period	4,061	3,249	3,723
Cash and cash equivalents, end of period	$4,132	$4,132	$3,249

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2020 Results
Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: investors.bakerhughes.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 9:00 a.m. Eastern time, 8:00 a.m. Central time on Thursday, January 21, 2021, the content of which is not part of this earnings release. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company’s website at: investors.bakerhughes.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s annual report on Form 10-K for the annual period ended December 31, 2019; the Company's subsequent quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020; and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.investors.bakerhughes.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:

Restructuring - Our restructuring plans may not be successful and achieve the expected result; continued deterioration of market conditions, whether due to the continued spread of COVID-19 or other events could result in further restructuring costs and impairments.

COVID-19 - The continued spread of the COVID-19 virus and the continuation of the measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, and shutdowns, and the related uncertainties.

GE Separation - The failure to successfully eliminate dependencies on GE or a failure by GE to supply products and services to us in accordance with applicable contractual terms could have a material effect on our business.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2020 Results
Economic and political conditions - the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions and sanctions.

Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.

Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or -consuming regions; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.

About Baker Hughes:

Baker Hughes (NYSE: BKR) is an energy technology company that provides solutions for energy and industrial customers worldwide. Built on a century of experience and with operations in over 120 countries, our innovative technologies and services are taking energy forward - making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com

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For more information, please contact:

Investor Relations

Jud Bailey
+1 281-809-9088
investor.relations@bakerhughes.com

Media Relations

Thomas Millas
+1 713-879-2862
thomas.millas@bakerhughes.com